Exhibit 99.1


KROLL
The Risk Consulting Company


For Immediate Release

      Kroll Inc. Announces Proposed Offering of $150 Million of Convertible
                               Subordinated Notes


New York, December 17, 2003 -- Kroll Inc. (NASDAQ: KROL), the global risk consulting company, announced today that it intends to offer, subject to market and other conditions, $150 million of convertible subordinated notes due in 2014 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. An additional $25 million may be raised if the initial purchasers exercise their right to acquire additional notes in connection with the offering. The notes will be convertible into shares of Kroll common stock upon the occurrence of certain events.

Kroll expects to use a portion of the net proceeds from this offering to repurchase, simultaneously with the issuance of the notes in this offering, up to approximately 2.78 million shares of its common stock.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offer of securities will be made only by means of a private offering circular. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the demand for, or in the mix of, the Company's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which the Company operates; the Company's ability to implement its internal growth strategy and to integrate and manage successfully any business the Company acquires or achieve planned synergies in connection with any acquisition; and other factors that are set forth in its annual report on Form 10-K for the year ended December 31, 2002.

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Contact:   Philip J. Denning
           Manager, Investor Relations
           Office: 212 833-3469
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           Cell:   917-855-2631
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